Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-39528, 333-45682, 333-60794, 333-83844, 333-104771, 333-112324 and 333-122845 of our reports dated February 9, 2005, with respect to the consolidated financial statements of Silicon Laboratories Inc., Silicon Laboratories Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc., included in this Annual Report (Form 10-K/A) for the fiscal year ended January 1, 2005.

/s/ ERNST & YOUNG LLP

Austin, Texas

April 21, 2005